Exhibit 99.1

February 1, 2006

To Secured Lenders in the Adelphia Chapter 11 Cases:

Adelphia Communications Corporation and its debtor affiliates (collectively, the “Debtors”) write this letter in response to the various statements and positions set forth in a letter by the Ad Hoc Committee of Non-Agent Secured Lenders (the “Ad Hoc Committee”), in which the Ad Hoc Committee recommends that you vote to reject the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 21, 2005 (as may be modified or amended, the “Plan”).  FOR THE REASONS SET FORTH BELOW, THE DEBTORS STRONGLY DISAGREE WITH THE POSITION OF THE AD HOC COMMITTEE AND URGE ALL CREDITORS (INCLUDING SECURED LENDERS) TO VOTE TO ACCEPT THE PLAN.

By order dated November 23, 2005, the Bankruptcy Court approved the disclosure statement (the “Disclosure Statement”) relating to the Plan and authorized the Debtors to solicit acceptances to the Plan.  You should have received a copy of the Disclosure Statement and detailed voting instructions in mid-December 2005.  The Disclosure Statement discusses in great detail the terms of the Plan and related matters, including the proposed treatment of claims held by Secured Lenders under the Plan.  In general terms, the Plan proposes to (a) pay secured lenders in full and in cash on the Effective Date for the approximately $6.8 billion principal claim related to the bank facilities, (b) pay secured lenders pre-Effective Date fees and expenses in full and in cash, and (c) establish a replenishable $75 million fund for post-Effective Date fees and expenses.  Pursuant to the Final DIP Order, the Debtors thus far have made current interest payments in cash to the Secured Lenders of over $1.45 billion since the commencement of these chapter 11 cases.

While the Ad Hoc Committee has recommended that you vote to reject the Plan, the Debtors believe that confirmation and implementation of the Plan is preferable to any of the other alternatives available to the Debtors (which are described in Section XVI of the Disclosure Statement) because the Debtors believe the Plan will provide the greatest recoveries to holders of Claims and Equity Interests.  Among other risks and factors, the Debtors believe alternatives to the Plan could involve significant delay, uncertainty and substantial additional administrative costs.  Accordingly, the Debtors strongly encourage and urge holders of Claims and Equity Interests to vote to accept the Plan.

While the Debtors are encouraged with the intent and willingness of the Ad Hoc Committee to continue to engage in negotiations with the Debtors concerning the terms of the Plan, in the event that the Ad Hoc Committee files an objection to confirmation of the Plan, the Debtors

intend to request that the Bankruptcy Court overrule those objections in their entirety and confirm the Plan.   Specifically, with respect to the merits of the issues raised in the Ad Hoc Committee’s letter, the Debtors believe that:

•                  Requested Releases from the Bank Lender Avoidance Action:  There is no legal basis requiring the release of any of the Non-Agent Secured Lenders from the Bank Lender Avoidance Action.  The Plan provides that to the extent a Secured Lender has a claim for which it can be indemnified by the Debtors, such a claim is deemed to be a Dismissed Bank Action (as defined in the Plan).  In addition, the Debtors note that the Bankruptcy Court currently is considering motions to dismiss certain counts and parties from the Bank Lender Avoidance Action and that, without the consent of the Creditors’ Committee, which is prosecuting the Bank Lender Avoidance Action and has stated that it will not consent to any release, the Bankruptcy Court is unlikely to approve such a release.

•                  Right to Receive Grid Interest:  Any right to receive “Grid Interest” (or any other interest beyond what the Debtors have been paying pursuant to the Final DIP Order) has been waived by Secured Lenders and/or is otherwise barred pursuant to, among other things, the Final DIP Order and the Bar Date Order.

•                  Plan Distribution/Disgorgement Protections;  The Plan’s protections for potential disgorgement of distributions to Secured Lenders are appropriate under the circumstances given the requirements of section 502(d) of the Bankruptcy Code.  The Debtors also note that, over one month ago, the Debtors asked the Non-Agent Lenders to supply an alternative financial test to the extent the test proposed in the Plan (demonstration of the ability to disgorge claim distribution payments, which is presumed if the lender has 5 times the net worth of the distribution) was onerous.  No proposal has been made yet despite repeated subsequent requests.  Moreover, the financial test set forth in the Plan is a “safe harbor” for demonstrating an adequate ability to satisfy potential disgorgement obligations, and the Plan expressly contemplates that other forms of assurance acceptable to the Bankruptcy Court could also be provided.

•                  Provisions Protecting Banks’ Defensive Rights and Counterclaims:  The Plan adequately protects the Secured Lenders’ defensive rights and counterclaims in respect of the Bank Lender Avoidance Action because, among other reasons, the principal limitations on the Secured Lenders relate to their ability to implead the Debtors and, as described above, the Plan provides that to the extent a Secured Lender has a claim for which it can be indemnified by the Debtors, such a claim is deemed to be a Dismissed Bank Action and there therefore can be no affirmative recovery against such Bank Lenders on account of any such claim.  As a result, the Debtors believe the risk of inter-lender indemnification claims is manageable if not non-existent.  Further, the Debtors believe that the Plan has several provisions (e.g., Sections 6.04, 6.08 and 7.03), which adequately address the rights of Secured Lenders to defend themselves.

•                  Indemnification of Secured Lenders’ Defense Costs:  The Plan provides adequate means for satisfying Secured Lender claims for future contingent indemnification because (i) the $75 million Litigation Indemnification Fund, as replenished with the proceeds of significantly valuable litigation, is more than sufficient to satisfy such claims, and (ii) such claims otherwise may be disallowed by the Bankruptcy Court pursuant to section 502(e) of the Bankruptcy Code.

•                  Other Factors:  If the Plan is not confirmed, there are no assurances the Debtors will have the financial wherewithal to continue to make adequate protection payments to the Secured Lenders.  One obvious impediment is the current expiration of the DIP Facility in March 2006 (although the Debtors note they presently are in discussions to extend this facility, there can be no assurances they procure such an extension).  Other risks in the event the Plan is not confirmed are described in detail in Articles XI and XVI of the Disclosure Statement.

The Debtors will continue to negotiate with the Ad Hoc Committee concerning potential modifications to the Plan in an attempt to consensually resolve the issues raised by the Ad Hoc Committee.  Nevertheless, the Debtors believe that the Ad Hoc Committee’s objections to the Plan are without merit and will request that the Bankruptcy Court overrule them in the event a formal objection to confirmation is filed.  Regardless, the Debtors recommend that Secured Lenders vote to accept the Plan.

Very truly yours,

Adelphia Communications Corporation, et al.